ASSET PURCHASE AGREEMENT


This ASSET PURCHASE AGREEMENT (the "Agreement") is dated as of this 18th day of January, 2008 by and between PRECISION OPTICS CORPORATION, INC., a Massachusetts corporation
("Seller"), and OPTOMETRICS CORPORATION, a Delaware corporation ("Buyer").

                   WITNESSETH:

WHEREAS, Seller owns certain equipment used to create optical filters (as set forth in Appendix I hereto, including spare parts listed thereon, the "Equipment"), certain inventory (as set forth in Appendix II hereto, the "Inventory") and intellectual property specifically related thereto (the "Intellectual Property"); and

WHEREAS, Seller operates a business wherein it manufactures optical filter products and provides services related thereto (the "Business"); and

WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the Equipment, the Intellectual Property, the Customer List (as hereinafter defined) and the Inventory (collectively, the "Assets"), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the parties hereby agree as follows:

ARTICLE I:  PURCHASE OF THE PURCHASED ASSETS AND
PURCHASE PRICE; ETC.

1.1 Purchase of Assets. Subject to the terms and conditions set forth herein, Seller agrees that, at the Closing, as hereinafter defined, Seller shall sell, transfer, assign, convey and deliver to Buyer, free and clear of any and all Liens, and Buyer agrees that on the Closing date, Buyer shall purchase, acquire and accept from Seller, free and clear of any and all Liens, the Assets, including all rights and interests under all unfilled customer orders relating to the Business. For the avoidance of doubt, the Assets shall not include any accounts receivable for products of the Business shipped prior to the time of Closing.

1.2 Liabilities. Buyer does not assume or agree to pay, perform, or discharge any debt, obligation, liability, indebtedness, contract, Tax or liability, known or unknown, contingent or otherwise, of Seller arising prior to the time of Closing related to the Assets (including, without limitation, accounts payable, long-term debt, accrued expenses, capitalized leases, wages, salaries, fees, accrued income and payroll taxes, accrued payroll and/or vacation pay, notes due to officers, bank debt, employee benefits, contributions and premiums for employee benefits, commissions and bonuses, and other indebtedness for borrowed money) (collectively, "Liabilities"). Seller acknowledges that Buyer assumes no Liabilities whatsoever and all Liabilities shall remain the sole responsibility of Seller.

1.3       Purchase Price; Allocation of Purchase Price; Royalties.

A. Purchase Price. The price to be paid by Buyer to Seller for the Assets (the "Purchase Price") shall be Two Hundred Fifty Thousand Dollars ($250,000) and shall be paid by wire transfer at the Closing to such account as Seller shall direct, in writing.

B. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets, as determined above, as set forth on Exhibit A hereto (the "Allocation Schedule"). Seller and Buyer agree to jointly complete (i) Internal Revenue Service Form 8594, and any other required reports in accordance with Internal Revenue Code Section 1060, as amended, and the regulations promulgated thereunder, with their respective federal income tax returns for the year in which the Closing occurs in accordance with the Allocation Schedule and (ii) and promptly complete, execute and file such tax reports as are required under the laws of the Commonwealth of Massachusetts. The parties hereby covenant and agree with each other that none of them will take a position on any tax return or other document or instrument before any Governmental or Regulatory Body charged with the collection of any tax, or in any judicial proceeding, that is in any way inconsistent with the allocation set forth in the Allocation Schedule.

C.        Royalty.  For a period of three (3) years after the
Closing (the "Royalty Period"), Buyer shall pay to Seller a royalty of twenty five percent (25%) of revenues from Products (as hereinafter defined) sold to those customers on the Customer List (the "Royalty"), to the extent such revenues exceed Three Hundred Thousand Dollars
($300,000) during a calendar year. Royalty payments shall be made quarterly after the $300,000 annual threshold has been reached in a calendar year, in arrears, within fifteen (15) days of the end of each calendar quarter. If the Royalty calculated is less than zero in any calendar quarter, then the Royalty shall be zero. "Products" shall mean those products sold to a customer on the Customer List and fabricated using any of the Equipment or Intellectual Property; products fabricated using any of the Equipment and/or Intellectual Property sold to parties not on the Customer List shall not be considered "Products". The Royalty due Seller shall be calculated on a quarterly basis, as follows: {0.25 x [(cumulative revenue since January 1st of the then current calendar year)
  $300,000]   cumulative Royalty paid since January 1st of the then
current calendar year}.

ARTICLE II:  CLOSING

2.1       The Closing.

A. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2, the consummation of the purchase and sale of the Assets (the "Closing") shall take place on or about January 18, 2008, to be effective as of 11:59 p.m., eastern standard time, on such date, or at such date and time as mutually agreed to by the parties in writing.

B. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer duly executed copies of each of the documents set forth in Section 7.1(C).

C. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller 1) the Purchase Price, 2) an amount equal to $970.81 representing the pro-rated payment for the month of January 2008 in accordance with Section 5.7(A) hereof and 3) duly executed copies of each of the documents set forth in Section 7.2(B).

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF
SELLER

Seller represents and warrant to Buyer, as follows:

3.1 Organization and Qualification. Seller is a corporation validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all the requisite corporate power and authority to (a) own the Assets as they are now owned and operated; and (b) carry on the Business as it is now conducted.

3.2 Validity and Execution of This Agreement. Seller has now, and will continue to have on the Closing date, the full legal right, capacity and power and all requisite corporate and individual authority, subject to the conditions set forth herein, required to enter into, execute and deliver this Agreement and any other certificate, agreement, document and/or instrument contemplated hereby, to perform fully its obligations hereunder and thereunder and to close upon the transaction contemplated hereby. This Agreement and such other certificates, agreements, documents and/or instruments called for under the terms of this Agreement have been, or will be at Closing, duly executed and delivered by Seller, and each constitutes valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application effecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by Seller of those acts and things required of it in advance of Closing, nor the consummation of any and all of the transactions contemplated hereby, will (a) violate or conflict with any of the provisions of the Seller's Articles of Organization, as amended, By-
Laws or other organizational documents; (b) violate, conflict with, result in the acceleration of or entitle any party to accelerate the maturity or the cancellation of the performance of any obligation under, or result in the creation or imposition of any Lien upon any of the Assets, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any mortgage, indenture, deed of trust, lease, contract, loan or credit agreement, license or other instrument or any order, judgment, regulation or ruling of any Governmental or Regulatory Body to which Seller is a party, or by which any of the Assets, may be bound or affected; (c) violate or conflict with any provision of any law, rule, regulation, order, judgment, decree or ruling of any Governmental or Regulatory Body applicable to Seller; or
(d) require any consent, approval, filing or notice on any provision of any law, rule, regulation, order, judgment, decree or judgment of any Governmental or Regulatory Body, except for filings with the US
Securities and Exchange Commission.

3.4 Litigation. There are no outstanding orders, judgments, stipulations, injunctions, investigations, awards or decrees of any Governmental or Regulatory Body or arbitration tribunal by which Seller or any of the Assets are bound. Except as set forth a Schedule 3.4, there are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending, or, to the Knowledge of Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting Seller, or any of the Assets, and there are no facts which are likely to give rise to any such action, suit, claim, investigation or legal, administrative or arbitral proceeding, or which questions of validity, and/or enforceability of this Agreement or the transactions contemplated hereby.

3.5 Purchased Assets. Schedule 3.5 sets forth each of the Assets, in sufficient detail to allow specific identification, as well as such Assets' location. Seller owns, or will on the Closing date own outright and have good and marketable title to, the Assets, free and clear of any Lien. The Bill of Sale and such other conveyancing documents as shall be executed and delivered to Buyer, will convey to Buyer good and marketable title to the Assets free and clear of any and all Liens. Except as noted on Appendix I, the Equipment is now and will be on the Closing date, in working condition, free of material defects.

3.6 Employees. Schedule 3.6 sets forth the employees of Seller that, prior to the Closing date, have operated and/or maintained the Equipment (the "Relevant Employees"), which list shall set forth the names, job titles, tenure and compensation arrangement for each Relevant Employee. Seller is in compliance in all material respects with its obligations under all statutes and ordinances, executive orders, regulations and common law governing employment practices. The Relevant
Employees are not represented by any labor organization or union and, to the knowledge of Seller, there are no attempts being made by any labor organization or union to organize any employees employed by Seller. Notwithstanding anything to the contrary contained herein, Buyer shall not be obligated to hire any of the Relevant Employees.

3.7 Non-Infringement. To Seller's Knowledge, the Assets and their contemplated use do not, individually or collectively, infringe the rights of any third party. To Seller's Knowledge, no third party is (i) infringing upon any Intellectual Property, or (ii) claiming that any of the Assets, or their use infringe upon such third party's rights.

3.8 Finder's Fee. Seller has not employed any broker, finder or representative or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein to any broker, finder or representative.

3.9 Customers, Suppliers and Service Providers. Seller has no knowledge of any termination, cancellation or threatened termination or cancellation of, or limitation, modification or change in, the business relationship between the Seller and any of the customers on the Customer List.

3.10 Investigation. No due diligence or investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement.

3.11 Schedules. All schedules furnished or delivered by or on behalf of Seller pursuant to this Agreement are correct and complete, and all information required to be furnished or delivered pursuant thereto has been furnished or delivered to Buyer. No schedule contains an untrue statement of material fact or omits to state a material fact necessary to make the statements not misleading.

3.12 Reliance. The foregoing representations and warranties are made by Seller with the knowledge, understanding and expectation that Buyer is entering into this Agreement, and intends to consummate the transactions contemplated herein, in full and complete reliance upon said representations and warranties and the documentation provided by Seller to Buyer. All representations and warranties made by Seller shall survive the Closing.

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
BUYER

Buyer represents and warrants to Seller as follows:

4.1 Organization and Qualification. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

4.2 Validity and Execution of Agreement. Buyer has, and will have on the Closing date, the full legal right, capacity and power required to enter into, execute and deliver this Agreement and any other certificate, agreement, document and/or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder and to close upon the transactions contemplated hereby. This Agreement and such other certificates, agreements, documents and/or instruments called for under the terms of this Agreement have been, or will be at Closing, duly executed and delivered by Buyer and each constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application effecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

4.3 No Conflict. Neither the execution and delivery of this Agreement nor any other document, instrument and/or certificate required to be delivered hereunder nor the performance by Buyer of the transactions contemplated hereby or its obligations hereunder, including payment of Royalties, will a) violate or conflict with any provision of Buyer's charter, Buyer's By-Laws, any law, rule, regulation, order, judgment, decree or ruling of any Governmental or Regulatory Body applicable to Buyer or b) require any consent, approval, filing or notice on any provision of any law, rule, regulation, order, judgment, decree or judgment of any Governmental or Regulatory Body, except for filings with the US Securities and Exchange Commission.

4.4 Finder's Fee. Buyer has not employed any broker, finder or representative or incurred any liability for brokerage fees, commissions or finders' fees in connection with the transactions contemplated herein to any broker, finder or representative.

ARTICLE V:  COVENANTS OF SELLER

Seller hereby covenants and agrees with Buyer, that Seller shall do, cooperate in doing, and/or refrain from doing, as the case may be, the following:

5.1 Corporate Examinations and Investigations. From and after the execution of this Agreement and through the Closing, Buyer shall be entitled, through its employees, representatives, accountants, consultants, and attorneys, to make such investigation of the Assets, and the Business as Buyer deems necessary in making its due diligence inquiry of same. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and Seller shall cooperate fully therein. In order that Buyer may have full opportunity to make such examination or investigation, Seller shall cause their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives of Buyer in connection with such review and examination and to make full disclosure to Buyer of all material facts affecting the Assets and the Business.

5.2 Conduct of Business. From the date hereof to the Closing, Seller shall (i) conduct the Business in the usual and ordinary course and in such a manner so that the representations and warranties contained in
Article III shall continue to be true and correct on and as of the Closing as if made on and as of the Closing; and (ii) refrain from misusing, selling or otherwise disposing or diminishing the value of any of the Assets other than in the ordinary course of Business.

5.3 Preservation of Business. From the date hereof through the Closing, Seller shall (i) use its reasonable best efforts to keep available the services of the Relevant Employees; (ii) properly store, maintain and service the Assets in a manner consistent with industry standards; and (iii) continue to perform its obligations to its customers, vendors and service providers.

5.4 Further Assurances. Seller agrees that, prior to the Closing, it will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including releasing or causing the release of any and all Liens on the Assets and obtaining all necessary waivers, consents and approvals relating to the licenses, permits, registrations, approval and consents necessary for the conduct of the Business and the transfer of same to Buyer and/or as otherwise required under this Agreement, all immediately prior to or contemporaneously with the Closing.

5.5 Post-Closing Assurances. Subject to Section 5.7 hereof, at any time, and from time to time after the Closing, and without further consideration, Seller will, at the request of Buyer, execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation or take or cause to be taken such other action as Buyer may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Buyer or to put Buyer in actual possession and operating control of, the Assets and the Business and to assist Buyer in exercising all rights with respect thereto.

5.6 Meetings With Customers. Seller shall use its reasonable best efforts to cause those of Seller's customers with whom Buyer requests to meet to so meet in person or by teleconference at a mutually convenient time and location (in the case of any meeting in person), for the purposes of Buyer assuring each customer's post-Closing continuity of business with Buyer on terms no more onerous than currently exist.

5.7       Use and Removal of Equipment.

A. Buyer may, for up to six (6) months following Closing, continue to operate the Equipment and the Business from the Equipment's current location at Seller's facility (the portion of Seller's facility dedicated to the Business being the "Facility"). Such time period while Equipment remains at the Facility, referred to herein as the "Occupancy Period". Upon Closing and during the Occupancy Period, Buyer and its employees and agents shall have reasonable access during normal business hours to the Equipment and Facility. Seller shall maintain such other utility connections for power, water, telephone, internet and nitrogen as may be required to operate the Equipment. On the first calendar day of each month, during the Occupancy Period, Buyer shall pay Seller
$2315.00 per month (pro-rated for partial months) in full satisfaction of utility access and other charges relating to the operation of the Equipment and the Business while at the Facility; provided, however, that Buyer shall pay Seller $131.00 per run in excess of ten (10) coating runs in a calendar month, and shall make such payment within five (5) days of the end of such calendar month; provided, further, that if Buyer or Seller is able to demonstrate that a coating run uses significantly more or less electricity than Seller has used in the past, the per coating run fee shall be adjusted accordingly. Buyer shall pay Seller $970.81 on the Closing date in satisfaction of their monetary obligations under this Section 5.7 for the month of January 2008. For the avoidance of doubt, Seller shall not be responsible for any costs of maintenance of or repair to the Assets following Closing, except to the extent damage thereto results directly from the actions or omissions of Seller's agents, employees and/or personnel.

B. While the Equipment remains at the Facility, Seller shall fully cooperate with Buyer to ensure Buyer's ability to operate the Equipment in substantially the same manner as the Equipment has been heretofore operated. Buyer shall not permit any Person other than Buyer's employees or agents to enter or use the Facility without Seller's prior consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer acknowledges and agrees that Seller shall have no liability for the actions of any of Buyer's employees or agents that enter or use the Facility (or any other Person entering the Facility at the request of Buyer and approved by Seller). Buyer agrees to maintain insurance for premises liability for the Facility during the Occupancy Period. Seller shall cooperate with Buyer in removal of the Equipment from the Facility, provided that Buyer shall be responsible for all costs of removing the Equipment from the Facility, except for any work required to be performed on the Facility in order to permit removal of Equipment. Upon and following Closing, Buyer shall be responsible for insuring the Equipment while at the Facility.

ARTICLE VI:  COVENANTS OF BUYER

6.1 Sales Taxes. On the Closing date, Seller shall provide for filing the necessary sales tax return, and Buyer shall pay all resulting sales taxes under any applicable State sales tax laws or regulations relating to the sale by Seller to Buyer of the Assets.

6.2 Conduct and Maintenance of Business; Insurance. For the duration of the Royalty Period, Buyer shall (a) maintain the Equipment in condition no worse than received at the Closing (b) use commercially reasonable efforts to maintain the Business as has been conducted in the ordinary course, (c) maintain insurance on the Equipment in accordance with its usual and customary practices for like materials, and (d) provide Seller with prompt notice of its intent to discontinue the Business and reasonable assistance in finding Seller a replacement supplier for the services provided by the Business. In the event Buyer determines to discontinue the Business, Seller shall, for sixty
(60) days following receipt of written notice of such determination from Buyer, have a right of first refusal to repurchase the Assets on terms similar to those contained herein.
6.3 Removal of Assets. Buyer shall remove the Assets from Seller's premises no later than six (6) months after Closing.
6.4 Run Rate. During the Occupancy Period, Buyer shall, within three (3) days of the end of each calendar month, inform Seller of the number of coating runs Buyer performed during such calendar month.

ARTICLE VII:  CONDITIONS PRECEDENT TO THE CLOSING

7.1       Conditions Precedent to Buyer's Obligations to
Complete the Closing. The obligations of Buyer to enter into and complete the Closing are subject to the occurrence of the following conditions with respect to Buyer and the fulfillment by Seller, on or prior to the Closing, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion, in writing:

A.        Representations, Warranties and Covenants.
The representations and warranties of Seller contained in this Agreement shall be true, complete and correct on and as of the Closing with the same force and effect as though made on and as of the Closing. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing.

B.        Satisfactory Due Diligence and Customer
Interviews. The results of Buyer's due diligence shall be satisfactory to Buyer, in its sole discretion, and Buyer shall have received assurances that it considers adequate, in its sole discretion, that (i) the Relevant Employees will continue as employees of Buyer to operate the Equipment and the Business; and (ii) the material customers of the Business shall remain customers on substantially similar terms following the Closing.

C. Documents to be Delivered by Seller and/or to be Received by Buyer. Delivery by Seller, as appropriate, of the following documents, duly executed or certified to the reasonable satisfaction of
Buyer:

(i) A Bill of Sale (or Bills of Sale, at Buyer's request) in substantially the form attached hereto as Exhibit B, dated as of the Closing date;

(ii)      A Non-Compete and Non-Solicitation
Agreement, dated as of the Closing date, in substantially the form attached hereto as Exhibit C (the "Non-Compete Agreement"); and
(iii)     The Allocation Schedule.

7.2       Conditions Precedent to Seller's Obligations to
Complete the Closing. The obligations of Seller to complete the Closing are subject to the fulfillment, on or prior to the Closing date, of the following conditions, any one or more of which may be waived by Seller.

A.        Representations and Warranties.  The
representations and warranties of Buyer contained in this Agreement shall be true, complete and correct as of the Closing with the same force and effect as though made on and as of the Closing. Buyer shall have performed and complied with, or caused to be performed and complied with, all covenants and agreements required by the Agreement to be performed or complied with by Buyer on or prior to the Closing.

B.        Documents to be Delivered by Buyer.  At the
Closing, Buyer shall deliver, or cause to be delivered, to Seller the Purchase Price, the amount required under Section 5.7(A) hereof and the following documents, duly executed or certified to the reasonable satisfaction of Seller:

(i)       The Non-Compete Agreement; and

(ii)      the Allocation Schedule.

ARTICLE VIII:  INDEMNIFICATION

8.1 Indemnification of Buyer. Seller agrees to indemnify, defend and hold Buyer harmless from and against any and all losses, liabilities (including any special, consequential, indirect, exemplary, punitive or other damages, fines or penalties and any other interest thereon), expenses (including reasonable fees and disbursements of counsel and expenses of investigation and defense), claims, liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") which, directly or indirectly, arise out of, result from or relate to any (i) inaccuracy in, or any breach or alleged breach of, any representation, warranty and/or covenant of Seller contained in this Agreement or in any other document contemplated by this Agreement to be delivered by Seller to Buyer in advance of and/or at Closing; (ii) Liability (and/or other obligation not expressly assumed by Buyer herein); or (iii) breach of any covenant or agreement of Seller contained in this Agreement or in any other document or instrument executed in conjunction with this Agreement.

8.2 Indemnification of Seller. Buyer agrees to indemnify, defend and hold Seller harmless from and against any and all Loss or Losses which, directly or indirectly, arise out of, result from or relate to any (i) inaccuracy in or any breach or alleged breach of any representation, warranty and/or covenant of Buyer contained in this Agreement or in any other document contemplated by this Agreement to be delivered by Buyer to Seller in advance of and/or at Closing; or (ii) breach of any covenant or agreement of Buyer contained in this Agreement or in any other document or instrument executed in conjunction with this Agreement.

8.3 Method of Asserting Claims. The party making a claim under this Article VIII is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article VIII shall be asserted and resolved as follows:

A. In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is assessed against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of said claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to
Section 8.3(B) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced. The
Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (which shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the reasonable fees and disbursements of such counsel with regard thereto; provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleadings and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (y) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one such firm for the Indemnified
Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. A claim or demand may be settled by the Indemnifying Party, unless (a) such settlement would have a Material Adverse Effect on the business or properties of the Indemnified Party or
(b) the Losses to the Indemnified Party are not fully covered by the indemnities provided herein. No claims or demand may be settled without the consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

B. In the event that any Indemnified Party shall have a Claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying
Party does not notify the Indemnified Party within fifteen (15) days of receipt of the Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder, provided, however, that the Claim Notice fully advises the Indemnifying Party of this conclusive presumption.

C. So long as any right to indemnification exists pursuant to this Article VIII, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall insure that its representatives not disclose any such information which is otherwise required hereunder to be kept confidential). The provisions of the foregoing sentence shall not apply to information (i) readily ascertainable from public or published information or trade sources, (ii) already known or subsequently developed by the party receiving such information, (iii) received from a third Person not under any obligation to the party providing such information to keep such information confidential or (iv) required by law or by order of any Governmental or Regulatory Body to be disclosed.

8.4 Payment. The Indemnifying Party shall make prompt payment to the Indemnified Party of any amounts owing under this Article
VIII. In the event that Seller does not promptly pay such amounts, Buyer shall be entitled, in addition to all other remedies available to it, at law or equity, to offset amounts owing under this Article VIII against any Royalty owing to Seller.

ARTICLE IX:  TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated by written notice from the terminating party or parties to the other parties hereto at any time prior to the Closing date as follows:

(i)       By Buyer, if any of the obligations or
conditions of Seller, or any other conditions precedent to Buyer's obligation to complete the Closing, as set forth in this Agreement, shall not have been complied with or performed or satisfied in any material respect and such non-compliance or non-performance or non-satisfaction shall not have been cured or eliminated within ten (10) days after written notice of same has been given to Seller.

(ii)      By the mutual consent of Buyer and Seller; or

(iii) By Buyer or Seller as otherwise permitted under the provisions of this Agreement.

9.2 Survival. In the event that this Agreement is terminated pursuant to Section 9.1 hereof (i) this Agreement shall become null and void and of no further force and effect and (ii) there shall be no further obligation or liability hereunder on the part of the parties hereto. Except as otherwise provided for herein, the representations and warranties of the parties shall survive the Closing, but any claim for breach thereof shall be subject to and brought in accordance with Article VIII hereof.

9.3       Inadequate Customer Assurances or Unsatisfactory
Due Diligence. In the event that (i) any customer of Seller requested to meet with Buyer pursuant to Section 5.6 fails to meet or confer with Buyer or provide adequate assurances of continued relations with the business, post-Closing, or (ii) Buyer is not satisfied with its due diligence inquiry under Section 7.1(B), Buyer has the right, but not the obligation to terminate this Agreement, without penalty, upon written notice to Seller.

ARTICLE X:  MISCELLANEOUS

10.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

"Affiliate" with respect to any Person means any other
Person controlling, controlled by or under common control with such Person.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York.

"By-Laws" shall mean the By-Laws of a Person, as amended to date.

"Customer List" means the list set forth on Appendix III hereto, which list may be supplemented from time to time by mutual agreement of the parties to include customers introduced to Buyer by Seller during the Royalty Period.

"Dollars" or "$" means, at the time of the determination, the lawful currency of the United States.

"Governmental or Regulatory Body" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

"Inventory" shall mean the items set forth on Appendix II hereto, which represent all tools, tooling, supplies finished goods, work-in-process and raw materials required to operate the Business as conducted on the date hereof.

"Knowledge" shall mean an individual and/or an entity will be deemed to have "Knowledge" of a particular fact or other matter if:

(a) Such individual or entity is actually aware of such fact or other matter; or

(b) A prudent individual, whether operating in that person's individual capacity or as an officer, partner, or member of an entity, could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or matter if any individual who is serving as a director, officer, partner, member, receiver or trustee of such Person (or in any similar capacity) has, or at any time had, "Knowledge" of such fact or other matter.

"Lien or Liens" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

"Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to the business, operations, income, conditions (financial or otherwise) or assets of a Person or, with respect to Buyer or Seller, the ability of such Person to perform its obligations under this Agreement.
"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.
"Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign tax authority, including, without limitation, gross income, gross receipts, income, capital, excise, property (tangible and intangible), sales transfer, value added, employment, unemployment insurance, payroll and franchise taxes, and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

10.2 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission or sent by prepaid air courier or express mail or
(b) three (3) Business Days following the mailing thereof, if mailed by certified mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 10.2):

          If to Seller to:

          Precision Optics Corporation, Inc.
          22 East Broadway
          Gardner, MA 01440
          Attn: Richard E. Forkey, President
          Telephone: (978) 630-1800
          Fax: (978) 630-1370

          With contemporaneous copy to:

          Patrick O'Brien, Esq.
          Ropes & Gray LLP
          One International Place
          Boston, MA 02110
          Telephone: 617-951-7000
          Fax: 617-951-7050

          If to Buyer to:

          Dynasil Corporation of America
          385 Cooper Road,
          West Berlin, New Jersey  08091
          Attn:  Craig T. Dunham, President
          Telephone:  (856) 767-6813

          With contemporaneous copy to:

          J.P. Paraschos, Esq.
          Bond, Schoeneck & King, PLLC
          One Lincoln Center
          Syracuse, New York  13202
          Telephone (315) 218-8000
          Fax (315) 218-8100

10.3 Entire Agreement. This Agreement and the agreements, certificates and other documents delivered, or to be delivered pursuant to this Agreement, contain the entire agreement among the parties with respect to the transactions described herein and supersede all prior agreements, written or oral, with respect thereto.

10.4 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by Seller and Buyer, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof.

10.5 Governing Law; Construction. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to a contract executed and performed in such state, excluding any conflicts of law rule or principle that would refer the governance, interpretation, construction or enforcement of this Agreement to the laws of another jurisdiction. In as much as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, the parties hereto agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any party hereto by any court or other governmental authority by reason of any party's having or being deemed to have structured or drafted such provision, each party having participated equally in the structuring and drafting hereof.

10.6 Venue; Waiver of Jury Trial. To the fullest extent permitted by applicable law, each party hereto (i) agrees that any claim, action or proceeding by such party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the transactions contemplated hereby shall be brought only in any Massachusetts state or federal court and not in any other state or federal court in the United States of America or any court in any other country, (ii) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal proceedings arising out of, or in connection with, this Agreement or the transactions contemplated hereby, (iii) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court or any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES IRREVOCABLY AND
UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT
PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO
TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN
CONNECTION WITH ANY LITIGATION OR PROCEEDING
ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE
TRANSACTIONS CONTEMPLATED HEREBY. The prevailing party in any dispute arising hereunder shall be entitled to recover its costs (including, without limitation, reasonable attorneys' and experts' fees) from the losing party.

10.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable by Seller without the specific written consent of the Buyer, which shall not be unreasonably withheld. Buyer may assign all or any part of its rights and/or obligations under this Agreement to an Affiliate of Buyer without the consent of Seller.

10.8 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

10.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.10 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.11 Severability of Provisions. If any provisions or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provisions held invalid or unenforceable with respect to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

10.12 Survival of Representations. Except as otherwise provided for herein, all statements contained in any certificate or other instrument delivered by or on behalf of Seller pursuant hereto, shall be deemed representations and warranties by Seller. Except as otherwise provided for herein, all representations, warranties and agreements made by Seller in this Asset Purchase Agreement, or pursuant hereto, or in any document, instrument, certificate and/or agreement to be delivered at Closing shall survive the Closing and continue thereafter.

10.13 Specific Performance. If, for any reason, Seller fails to consummate any of the transactions contemplated herein, then the parties hereto agree that Buyer shall be entitled to specific performance of this Agreement, in addition to any and all other rights which it may have against Seller.

10.14 Buyer Services. For as long as Buyer operates the Equipment, Buyer shall offer to Seller coating services of the Business upon reasonable pricing and delivery terms. If Seller requires coating services that were developed by Seller prior to Closing, Buyer shall provide such services at a reasonable discount from Buyer's standard pricing. For avoidance of doubt, coatings, services and/or products sold to Seller hereunder shall be excluded from the calculation of Royalties in
Section 1.3(C).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                   OPTOMETRICS
                   CORPORATION


                   _______________________
                   Craig Dunham
                   President


                   PRECISION OPTICS
                   CORPORATION, INC.


                   ________________________
                   Richard Forkey
                   President